STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

TALI DURANT

Job:C20160509-0237
May 9, 2016

Special Handling Instructions:
EXP/AMD EMAILED 05/09/16 NEH

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20160208925-35	5/9/2016 8:00:51 AM	1	$175.00	$175.00
24 Hour Expedite	20160208925-35	5/9/2016 8:00:51 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	462809069995617140110З|	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

TALI DURANT

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20160208925-35**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/09/2016 8:00 AM**
	Entity Number **E0522982010-3**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

World Media & Technology Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III. Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is: Seventy Five Million (75,000,000) shares of $0.001 par value each, which shares shall be designated "Common Stock"; and Ten Thousand (10,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock", and which may be issued in one or more series at the discretion of the Board of Directors.

See attached Exhibit A for complete Article III.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 96.3%

4. Effective date and time of filing: (optional) Date: 05/12/16 Time: 8:00 a.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

AMENDED ARTICLES OF INCORPORATION OF WORLD MEDIA & TECHNOLOGY CORP.

PURSUANT TO SECTIONS 78.380 AND 78.390 OF THE NEVADA REVISED STATUTES

World Media & Technology Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

1. These Amended Articles of Incorporation, which amend the provisions of the Articles of Incorporation, as heretofore amended, have been duly adopted by the Board of Directors of the Corporation and by action by written consent of the stockholders of the Corporation in lieu of a meeting, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes ("N.R.S.") and, upon filing with the Secretary of State of the State of Nevada in accordance with Section 78.320 of the N.R.S., shall thenceforth supersede the original Articles of Incorporation, as heretofore amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Amended and Restated Articles of Incorporation of the Corporation.

2. The text of the Articles of Incorporation, as heretofore amended, is hereby amended to read as follows:

ARTICLE III

Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is: Seventy Five Million (75,000,000) shares of $0.001 par value each, which shares shall be designated "Common Stock"; and Ten Thousand (10,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock", and which may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.